AGREEMENT FOR THE PURCHASE AND SALE OF REAL PROPERTY

     THIS AGREEMENT, made as of the 6th day of July, 1993 (being the date upon which both Seller and Purchaser have fully executed this Agreement and being hereinafter referred to as the 'Effective Date'), by and among the TRUSTEES UNDER DECLARATION OF TRUST DATED OCTOBER 8, 1984, AS AMENDED, OF EQK REALTY INVESTORS I, a Massachusetts business trust (hereinafter called 'Seller'); LAWRENCE E. COOPER, M.D. (hereinafter called 'Purchaser'); and THE EDWARDS GROUP, INC. (hereinafter called 'Broker').

                                WITNESSETH THAT:

     WHEREAS, Seller is the owner of certain real property outlined on Exhibit 'A' attached hereto and by this reference made a part hereof (hereinafter called the 'Land'); and

     WHEREAS, Seller desires to sell the Land, the buildings and improvements located thereon, and certain personal property hereinafter described to Purchaser, and Purchaser desires to purchase the same from Seller;

     NOW, THEREFORE, in consideration of the covenants, agreements, and promises herein contained, and in consideration of the payment of the Earnest Money as stated hereinafter, the parties hereto do hereby covenant and agree as follows:

                                       1.
                           AGREEMENT TO BUY AND SELL

     Seller agrees to sell to Purchaser, and Purchaser agrees to purchase from
Seller:

     a. the Land;

     b. the buildings located on the Land, being one five-story office building ('Building F') containing approximately 108,536 rentable square feet and one six-story office building (Building E') containing approximately 131,820 rentable square feet, together with all fixtures and other improvements now on the Land or in or on the buildings, including, but not limited to, any signs, lighting fixtures, security systems (to the extent owned by Seller), sprinkler systems and HVAC equipment (all of the foregoing buildings, fixtures, and other improvements being hereinafter called the 'Buildings' or 'Improvements');

     c. all the title, interests, privileges, licenses and easements and other rights appurtenant to the Land and the Buildings, including, but not limited to, any right, title and interest of Seller in and to adjacent streets, roads, alleys, easements, rights-of-way, to the extent that such right, title and interest exists, and all right, title and interest of Seller under that certain Easement and Maintenance Agreement dated August 31, 1992, recorded in Deed Book 15695, Page 208, Fulton County, Georgia records and Deed Book 7386, Deed Book 379, DeKalb County, Georgia records;

     d. all personal property owned by Seller located on the Land and used in connection with the operation and maintenance thereof, and all other personal property owned by Seller and used in the operation of the Improvements and now located on the Land or in the Improvements to the extent that any exists, including, but not limited to, all carpeting, drapes, blinds, artwork, furniture in the lobbies and supplies which are owned by Seller (and not including any personal property owned by Seller's management agent or any Tenant);

     e. all intangible property related to the ownership, maintenance or operation of the Land or Improvements including, but not limited to, all licenses, permits, utility service rights, guaranties, warranties, rents, issues, and profits; provided, however, Seller specifically does not convey to Purchaser the ownership of the tradename 'Peachtree Dunwoody Pavilion', said tradename having been previously transferred to Peachtree Dunwoody Partners L.P. as the purchaser of Buildings A, B, C and D (but Purchaser shall, however, have the right to use said tradename in its address during the continuing term of any existing leases);

     f. all interest of Seller, as landlord, under the leases with the tenants in the Buildings (the 'Leases'), including any security deposits or other deposits of such tenants delivered to Seller.

(Items a. through f. are hereinafter collectively called the 'Property'.)

                                       2.
                                 EARNEST MONEY

     Purchaser shall pay to COMMONWEALTH LAND TITLE INSURANCE COMPANY (hereinafter called 'Escrow Agent') the sum of TWO HUNDRED FIFTY THOUSAND AND NO/100 DOLLARS ($250,000.00) (hereinafter together with any interest earned thereon and any additional amounts paid to Escrow Agent pursuant to this paragraph 2 called the 'Earnest Money') by certified or cashier's check immediately upon execution of this Agreement by all parties hereto. The Earnest Money shall be held by Escrow Agent in an interest-bearing FDIC money market account (unless otherwise directed by both Seller and Purchaser) in accordance with an escrow agreement in a form acceptable to Seller, Purchaser and Escrow Agent. The Earnest Money shall be applied, delivered to Seller, or refunded to Purchaser, as the case may be, in accordance with the terms of this Agreement. In the event that Purchaser elects to extend the date for Closing as provided in paragraph 7, Purchaser shall pay to Escrow Agent the following additional amounts as Earnest Money, to be held and applied in the manner described above: for the First Extension Period (as defined in said paragraph 7), the sum of TWO HUNDRED THOUSAND AND NO/100THS DOLLARS ($200,000.00); for the Second Extension Period, the sum of ONE HUNDRED THOUSAND AND NO/100THS DOLLARS ($100,000.00).

                                       3.
                                 PURCHASE PRICE

     a. The purchase price (hereinafter called the 'Purchase Price') of the Property shall be TEN MILLION, EIGHT HUNDRED THOUSAND AND NO/100 DOLLARS ($10,800,000.00).

     b. Seller and Purchaser agree that the Purchase Price shall be allocated among the land, buildings, and personal property, as Purchaser shall reasonably designate prior to the Closing.

                                       4.
                               METHOD OF PAYMENT

     The entire Purchase Price shall be paid in cash or by Federal Reserve check or wire transfer, at Seller's option, at Closing (as hereinafter defined). The Earnest Money shall be credited to the Purchase Price at Closing and all interest earned thereon shall be paid to Purchaser by Escrow Agent at or immediately after Closing.

                                       5.
                        COSTS AND PRORATIONS AT CLOSING

     a. Closing Costs. Seller shall pay the Georgia Transfer Tax applicable to the transaction contemplated hereby. Purchaser shall pay the cost of recording all documents to be recorded (except title clearance documents, if any). Purchaser shall also pay for any title examination fees, any premium of title insurance, engineering fees, or survey fees, to the extent ordered by Purchaser or its agents or representatives. Each party shall pay its own attorneys' fees. Seller and Purchaser shall each pay one-half of any escrow fee of Escrow Agent.

     b. Taxes. Real and personal property ad valorem taxes assessed against the Property for the year in which Closing occurs shall be prorated as of 12:01 a.m. on the day of Closing. The Property is currently carried as a separate tax parcel in the public tax records. The real property ad valorem tax statement for the Property shall be prorated only on the basis of time. All of the personal property ad valorem taxes for 1993 shall be paid at Closing, provided that in the event they are for any reason not payable at Closing, Seller shall deposit with the Escrow Agent its prorata share of such taxes, and any interest on the amount so deposited by Seller with Escrow Agent shall accrue to Seller. Escrow Agent shall cause to be paid the ad valorem taxes due and payable for the year of Closing when the same become due and shall promptly provide Seller and Purchaser evidence of payment. The obligations of Seller and Purchaser set forth in this subparagraph b. shall survive Closing.

     c. Utilities. Seller shall notify all utility companies servicing the Property of the change in ownership and direct that all future billings be made to Purchaser at the address of the Property, or such other address as Purchaser may direct, with no interruption of service. Seller shall obtain final meter readings for all utilities as of the Closing Date and have final bills rendered directly to Seller. In the event that final meter readings cannot be obtained due to the utility companies' internal operating procedures, Seller shall reimburse Purchaser for any payments to any such utilities applicable to the period prior to the Closing Date immediately upon receipt of evidence of such payments from Purchaser.

     d. Tax Appeals. It is the understanding of the parties that the 1991 and 1992 property tax assessments for Fulton County have not as yet been formally accepted by the State of Georgia and remain subject to revision and that Seller has appealed its assessment for such years. Seller shall remain fully responsible for payment of any additional amounts which may become due for such years and shall promptly pay same and furnish Purchaser with evidence of such payment. Any refund of amounts already paid by Seller as to such years as a result of Seller's appeals or otherwise shall be the sole property of Seller.

     e. Rents. Seller and Purchaser agree to prorate rents and operating expenses as of 12:01 a.m. on the day of Closing. In the event any rents for the month in which Closing occurs are due and payable but have not, in fact, been paid to Seller (hereinafter referred to as the 'Delinquent Rents'), the proration shall nonetheless be calculated as if such rents have been paid and at such later date as the Delinquent Rents are paid, the amounts so attributed to Seller shall be remitted to Seller by Purchaser, if received by Purchaser, or retained by Seller, if received by Seller. Any rents received by Purchaser after Closing from tenants owing Delinquent Rents shall first be applied by Purchaser to current rents then due and shall then be applied to such Delinquent Rents. In the event legal action is initiated against any tenant by Purchaser to collect the Delinquent Rents and/or other amounts subsequently becoming due, and such legal action is successful in collecting all or part of the total amount due, the costs of such legal action shall proportionately offset the amount of Delinquent Rents paid to Seller. Notwithstanding the foregoing, in no event shall any Delinquent
Rents be more than thirty (30) days past due as of the date of Closing.

                                       6.
                              CONVEYANCE OF TITLE

     a. Seller shall convey title to the Property to Purchaser by trustees' deed, warranting only against persons claiming by, through, or under Seller, subject only to those matters set forth in Exhibit 'B' attached hereto and made a part hereof (hereinafter the 'Permitted Title Exceptions').

     b. Purchaser shall have the right to examine the title to the Property and to notify Seller within thirty (30) days after the Effective Date in writing of any defects in or encumbrances upon Seller's title to the Property appearing on the public records that are unacceptable to Purchaser. In the event Purchaser notifies Seller of any such defect or encumbrance, Seller shall have the right, but not the obligation, for a period of ten (10) days from and after the Seller's receipt of such notice (even if such 10-day period is beyond the latest possible date for Closing set forth herein), within which to attempt to satisfy those title defects and encumbrances of which Purchaser has notified Seller. If Seller satisfies all such title defects and encumbrances within the aforesaid 10-day period, then the transaction contemplated hereby shall be closed in accordance with the terms of this Agreement. If Seller does not satisfy all such title defects and encumbrances within the aforesaid 10-day period (or such longer period as may be agreed to in writing by Purchaser), then Purchaser shall elect either: (i) not to close the transaction contemplated hereby, in which event Earnest Money shall be refunded to Purchaser and, except for the indemnity provisions of this Agreement, this Agreement shall be void and of no further force and effect; or (ii) to close the transaction contemplated hereby without regard to such unsatisfied defects and encumbrances, in which event the transaction contemplated hereby shall be closed in accordance with its terms, without a reduction in Purchase Price, and Seller's conveyance of title shall also be subject to all unsatisfied title defects and encumbrances.

     c. Seller covenants and agrees unto Purchaser that except as specifically notified by Seller, Seller has not since the record examination date specified in subparagraph b. above, and shall not further, voluntarily encumber the Property from the Effective Date through the date of expiration or other termination of this Agreement in accordance with its terms. Purchaser shall also have the right to examine title to the Property at any time up to Closing for the purpose of ascertaining whether Seller has further voluntarily encumbered the Property in violation of Seller's aforesaid covenant and agreement.

                                       7.
                                    CLOSING

     Anything contained herein to the contrary notwithstanding, the closing (herein called 'Closing') of the transaction contemplated hereby shall be held, if at all, on or before that date which is sixty (60) days from the date of this agreement (the 'Closing Date'), in the metropolitan Atlanta area during regular business hours (as may be extended as provided in subparagraph 6.b. of this Agreement). The exact time, place, and date of Closing shall be selected by Purchaser by giving notice thereof, written or oral, to Seller at least five (5) business days prior to Closing. In the event Purchaser does not notify Seller of the exact time, place and date of Closing as provided in this paragraph 7, Closing shall be held at 10:00 a.m. on the aforesaid date in the offices of Seller, 5775-D Peachtree Dunwoody Road, Suite 200, Atlanta, GA 30342. At Purchaser's option, Purchaser may elect to extend the date for Closing for an additional sixty (60) day period (the 'First Extension Period'), upon not less than 15 days' prior written notice to Seller and deposit with Escrow Agent prior to the commencement date of such First Extension Period of the additional earnest money set forth in paragraph 2 above. Assuming that Purchaser has properly exercised its option to extend the date for Closing for the First Extension Period, at Purchaser's option, Purchaser may elect to extend the date for Closing for an additional thirty (30) days period (the 'Second Extension Period'), upon not less than 15 days' prior written notice to Seller and deposit with the Escrow Agent prior to the commencement date of such Second Extension Period of the additional earnest money set forth in paragraph 2 above. Purchaser acknowledges that the terms of the first mortgage on the Property requires Seller to give the holder thereof a minimum of thirty (30) days' notice of prepayment and that in the event Purchaser does exercise one or both of its options to extend the date for Closing and Seller is required to strictly comply with such prepayment notice provision and is not able to deliver the release of the Property from such mortgage as of a particular date established by Purchaser for such extended Closing, then the Closing shall be extended until such date as Seller is able to deliver such release.

                                       8.
                         BROKER AND BROKER'S COMMISSION

     a. In the event the transaction contemplated hereby is closed in accordance with its terms, Purchaser shall pay to Broker in cash at Closing a commission equal to TWO HUNDRED SIXTEEN THOUSAND AND 00/100 DOLLARS ($216,000.00). If the transaction contemplated hereby is not closed for any reason whatsoever, Purchaser shall owe no commission to Broker, and Broker hereby waives any and all claims to a broker's, real estate, or other fee or commission and any claim of quantum meruit in connection with this Agreement or the transaction contemplated hereby, except such commission as may become due in strict accordance with the terms hereof.

      b. Purchaser and Seller each warrant and represent to the other that, with the exception of Broker identified herein, such party has not employed a real estate broker or agent in connection with the transaction contemplated hereby. Purchaser and Seller covenant and agree, each to the other, to indemnify the other against any loss, liability costs, claims, demands, damages, actions, causes of action, and suits arising out of or in any manner related to the alleged employment or use by the indemnifying party of any real estate broker or agent other than the Broker identified herein.

     c. Purchaser and Seller acknowledge and agree that Broker has acted as agent for Purchaser in this transaction and has not acted as agent for Seller.

                                       9.
                     SURVEY AND INSPECTION OF THE PROPERTY

     a. In exercise of the right of Purchaser and Purchaser's agents, employees and independent contractors to enter upon the Property prior to Closing, as set forth below, all at Purchaser's sole cost and expense, Purchaser shall take reasonable steps to minimize disruption to tenants of the Property and to minimize damage to the Property. Purchaser hereby covenants and agrees to indemnify and hold harmless Seller from any and all loss, liability, costs, claims, demands, damages, actions, causes of action, and suits arising out of or in any manner related to the exercise by Purchaser of Purchaser's rights under this paragraph 9.

     b. The Property shall be described in the Closing documents as described in that certain survey to be prepared for Purchaser by Watts & Browning Engineers. Purchaser has received a survey of the Property last updated in December 1992, and shall have thirty (30) days after the Effective Date to obtain a further update thereto, and to review and approve of any additional matters which may be disclosed by such update. Purchaser agrees to cause the Survey update to be prepared at Purchaser's sole cost and expense, and it shall be sufficient in all respects to allow Title Insurer to issue the Title Policy at the Closing. If Purchaser fails, within such thirty (30) day period, to disapprove any new matter disclosed by the Survey, by written notice to Seller, then the Survey shall be deemed approved by Purchaser. Otherwise, the process for removing and approving the matters disclosed in the Survey shall be the same as applied to the Title Commitment, as set forth herein.

     c. Seller agrees to assist and cooperate with Purchaser in obtaining access to the Property and certain documents relating thereto for the purposes of inspection. Except for any contractual rights of any Tenant to deny access to all or any portion of the Property, Seller agrees to provide Purchaser and its agents, consultants and employees access to the Property to inspect each and every part thereof. Purchaser shall have the right, through its agents, consultants and employees, to contact the Tenants. Seller shall also deliver, unless previously delivered, to

Purchaser, within five (5) business days after the Effective Date, the following documents and records relating to the Property, or make the same available to Purchaser as herein provided (collectively 'Building Documents'), for Purchaser to inspect within ten (10) business days of the receipt thereof, whether such documents are in the possession of Seller or any of Seller's agents, employees or other persons. In the event Purchaser finds that any of the information disclosed by the Building Documents is inconsistent with that previously delivered by Seller and material to Purchaser's economic assumptions regarding the acquisition of the Property, then Purchaser shall have the option of terminating this Agreement by written notice to Seller within said ten (10) day period, in which event the Earnest Money paid and all interest thereon shall be returned to Purchaser, reduced only by any fees or expenses charged by the Escrow Agent.

     As used herein, the Building Documents shall be:

          i. Agreements, Regulations and Orders. Copies of any and all agreements, regulations and orders affecting the Property and the parking requirements for the operation of the Property, including, but not limited to, all such items received by Seller after the date of this Agreement.

          ii. Books and Records. Seller need not deliver, except as otherwise provided herein, but shall make available for Purchaser's review and copying, all books and records covering the operations of the Property within Seller's possession from the date any certificate of occupancy and/or building permit for the Property was originally issued by the appropriate governmental agency having jurisdiction over the Property, including, without limitation, monthly operating statements, cash receipt journals, occupancy reports, and any and all invoices, receipts, and other items relating to operation, repair, maintenance or management of the Property.

          iii. Information as to Square Footage. All information within Seller's possession regarding the aggregate number of rentable square feet in the Buildings available for lease to Tenants on an exclusive basis (excluding common areas, if any) measured from the exterior surface of exterior walls and from the center of interior demising walls, including the aggregate number of rentable space which is not subject to a Lease and the location(s) and aggregate amount of space of all such space(s).

          iv. Construction Contracts. If in the possession of Seller, copies of the general construction contract relating to the original construction of the Improvements and any subsequent improvements thereto, the heating, ventilating and air conditioning subcontract, the roofing subcontract, and all contracts with any engineer or architect involved in the construction of the Improvements.

          v. Government Reports, Correspondence and Notices. Copies of any and all reports received within the past three (3) years with respect to the Property from any governmental body having jurisdiction over any part of the Property, which body prepares and delivers such reports, governmental correspondence relating to the Property, including, but not limited to, all such notices received by Seller during the period immediately preceding the date of this Agreement.

          vi. Hazardous Waste Substances. Copies of any and all inspection reports, letters, test results, advisories and other similar documents relating to the existence or non-existence of asbestos, PCB transformers, and other toxic, contaminated, or hazardous materials waste or substance, and/or underground storage tanks to the extent the same have not already been delivered to Purchaser during the period preceding execution of this Agreement.

          vii. Inspection Reports. Copies of any and all inspection reports prepared by or for Seller relating to or referring to the construction and/or maintenance of the Improvements.

          viii. Insurance Policies. A certificate evidencing the insurance policies maintained by Seller relating to the Property.

          ix. Leases and Service Contracts. Copies of all Leases and Service Contracts, all pertinent correspondence relating to the Leases or Service Contracts, including any and all Tenant correspondence files and all other items in possession or control of Seller or its managing agent.

          x. Licenses and Permits. Copies of all licenses, all heating, ventilating, air conditioning, boiler, building and other permits, authorizations, approvals, certificates and similar items, and all certificates of occupancy and similar documents required in connection with the Property and/or the maintenance or operation thereof, owned by or in the possession of, or reasonably available to, Seller.

          xi. Materials Inventory. An inventory of all usable construction material located at the Property, if any.

          xii. Operating Statements. Income and expense statements for the Property for the three (3) most recent full calendar years prior to the Closing and, to the extent available, the current year, all of which shall be certified by an officer of Seller as having been prepared from the books and records of the Property in accordance with generally accepted accounting principles (except to the extent prepared on a cash or tax basis). In addition, Seller shall provide Purchaser, to the extent in possession or control of Seller or its managing agent, copies of all deposit journals for, and all checks from, all Tenants relating to the Property, for the current and prior three (3) calendar years. Included in such information shall be a copy of any operating budgets for the Property for the current year and the next succeeding calendar year. Any statements provided hereunder shall include, to the extent available, (i) itemization of all capital expenditures made during the respective periods, (ii) Tenant payment records indicating timeliness of Tenant payments, sales figures of tenants reporting sales and their overage payments, (iii) parking income,
     (iv) delinquent accounts, (v) a schedule of free rent given to Tenants under Leases, (vi) detailed information regarding base year amounts for expense pass-throughs on a Tenant by Tenant basis, and (vii) the amount and the identity of all expenditures for tenant improvements by Seller and all Tenants.

          xiii. Photographs. Photographs of the Property, including an aerial photograph thereof, to the extent available.

          xiv. Plans and Specifications. Copies of all existing Plans and Specifications.

          xv. Rent Roll. The Rent Roll.

          xvi. Schedule of Personal Property. A current schedule of the Personal Property, including any identification numbers to the extent available. Seller also agrees to provide Purchaser with an updated copy of the schedule with any changes thereto noted, recertified as of the Closing Date.

          xvii. Soil Test and Reports. Copies of any and all soil and geological tests and reports relating to the Property to the extent the same have not already been delivered to Purchaser during the period preceding execution of this Agreement.

          xviii. Survey. Copies of the Seller's existing survey of the Property.

          xix. Tax Bills. Copies of the current tax bill(s) or notice(s) affecting the Property, as well as copies of the three (3) immediately preceding years' tax bills and notices of proposed increases or changes in the assessed value of the Property and any protects, complaints or appeals filed with respect thereto during the last three (3) years.

          xx. Title Insurance Policies. Copies of any Title Insurance Owner's Policies.

          xxi. Warranties and Guaranties. Copies of any and all written warranties and/or guaranties pertaining to the landscaping, roofs, plumbing, mechanical, electrical and heating and air conditioning systems, parking lots and equipment that are part of the Property.

     d. Back-Up Information. In the event a particular Building Document does not exist, then Purchaser shall accept Seller's written certification that Seller does not possess such Building Document. Further, Seller shall deliver to Purchaser or provide Purchaser access to, within five (5) business days following the written request of Purchaser, such back-up information and documents relating to the operating records of Seller with respect to the Property which Purchaser may reasonably request, and which are in the possession of Seller or reasonably available to Seller.

Seller shall allow Purchaser such records at Purchaser's sole cost and expense, both before and after the Closing. After Seller complies with this paragraph 9 and as Seller receives additional documents or information relating to the Property, or that would update the information or documentation that was supplied pursuant to this paragraph 9, Seller shall immediately provide the same to Purchaser.

     e. Return of Building Documents. If this Agreement is terminated, then promptly following such termination and upon Seller's request, Purchaser shall return to Seller the Building Documents that Purchaser has received from or through Seller.

     f. Service Contracts. Purchaser acknowledges that Seller is not party to any of the Service Contracts existing as to the Property and that Compass Management and Leasing, Inc., as Seller's management agent for the Property, is a party to any such agreements. Seller agrees, however, to facilitate communication and cooperation between Purchaser and said agent with regard to the negotiation of any assignments thereof or other matters involving said Service Contracts.

     g. Repairs, Replacement or Improvement of the Property. Seller shall also furnish its statement setting forth any repairs, replacements or improvements to the buildings and other improvements on the Property which it plans to make, and any schedules it has for the repair, replacement or improvement of the Property.

     h. Vacant Space. Purchaser shall have the right to show vacant space to prospective tenants without the prior consent of Seller.

                                      10.
                    RISK OF LOSS; CASUALTY AND CONDEMNATION

     Seller agrees to give Purchaser prompt notice of any fire or other casualty affecting the Property or any portion thereof (hereinafter called 'Casualty') or of any actual or threatened (to the extent that Seller has current actual knowledge thereof) taking, condemnation or other like proceeding (hereinafter called 'Condemnation') of the Property or any portion thereof.

     If prior to the Closing, there shall occur:

          (a) damage to the Property caused by Casualty or Condemnation which would cost an amount, greater than, or equal to, $50,000 to repair; or

          (b) a Condemnation which would materially interfere with the present use of the Property (including, without limitation, materially impair access or utility availability, or cause a termination of any existing leases of the Property; as used herein,

    'material interference' shall include any taking of any portion of the Buildings or any taking of any parking space included within the Property); then Purchaser shall elect within ten (10) days from and after such notice from Seller, by written notice to Seller, either: (i) not to close the transaction contemplated hereby, in which event Earnest Money shall be refunded to Purchaser and, except for the indemnity provisions hereof, this Agreement shall be void and of no further force and effect; or (ii) to close the transaction contemplated hereby in accordance with its terms but subject to such Casualty or Condemnation, in which event the Purchase Price shall be reduced only in the event of Casualty and only by the deductible amount under Seller's hazard insurance policy, and Seller shall assign to Purchaser Seller's rights in any insurance proceeds or condemnation awards. If Purchaser does not make such election within the aforesaid ten-day period, Purchaser shall be deemed to have elected to close the transaction contemplated hereby in accordance with clause (ii) of this paragraph. In the event Seller does assign to Purchaser its interest under any existing insurance policy, Seller shall cooperate with Purchaser in any and all reasonable respects in the preparation and prosecution of Purchaser's claim thereto, including the taking of any action or completion of any form which must be effected in Seller's name.

     If before Closing there occurs:

          (a) damage to the Property caused by Casualty or Condemnation which would cost less than $50,000 to repair; or

          (b) a Condemnation which would not materially interfere with the present use of the Property;

then, Purchaser may not terminate this Agreement and there shall be assigned to Purchaser at Closing all interest of Seller in and to any insurance proceeds or condemnation awards payable to Seller on account of that event, and the Purchase Price shall be reduced only in the event of Casualty and only by the deductible amount under Seller's hazard insurance policy. In the event of any such assignment, Seller agrees to cooperate with Seller as set forth above.

                                      11.
                                     NOTICE

     a. Unless otherwise specified in this Agreement, any notice, election, or other communication required or permitted hereunder shall be delivered by hand (including overnight or other professional courier service) or by certified United States mail, return receipt requested, postage and charges prepaid, to the following addresses:

     To Seller:c/o COMPASS Retail, Inc.
                5775 Peachtree Dunwoody Road
                Suite 200-D
                Atlanta, Georgia 30342-1505
                Attn: Linda K. Schear, Counsel

     With copy to: Gregory R. Greenfield
                        (same address as to Seller)

     To Purchaser: Lawrence E. Cooper, M. D.
                        Bentley Investments
                        2700 Delk Road, Suite 125
                        Marietta, GA 30067

     With copy to: Stanley K. Slutzky, Esq.
                        Slutzky, Wolfe and Bailey
                        4000 Cumberland Parkway, NW
                        Building 1300
                        Atlanta, GA 30339-4503

     To Broker: The Edwards Group
                        1512 Monarch Plaza
                        3414 Peachtree Road NE
                        Atlanta, GA 30326
                        Attn: Ed Fuchs

     b. Any notice, election, or other communication delivered or mailed as aforesaid shall be effective upon delivery or receipt.

     c. Each party hereto may change its address and addressee for notice, elections, and other communications from time to time by notifying the other parties hereto of the new address and addressee in the manner provided for giving notice herein.

                                      12.
                               CLOSING DOCUMENTS

     a. At Closing, Seller shall deliver or cause to be delivered to Purchaser the following items:

          (i) a trustees' deed, duly executed by authorized officers of Seller in recordable form in the State of Georgia;

          (ii) a current rent roll of all original leases which currently affect the Property, certified to be true and correct to the knowledge of Seller (hereinafter called the 'Leases');

          (iii) Seller's assignment and Purchaser's assumption of the Leases, in form and content satisfactory to Seller and Purchaser, duly executed by officers of Seller and acknowledged by Purchaser;

          (iv) a bill of sale and Seller's assignment and Purchaser's assumption of Contracts (as hereinafter defined) and warranties, in form and content satisfactory to Seller and Purchaser, duly executed by Seller;

          (v) an affidavit or certificate in compliance with Section 1445 of the Internal Revenue Code of 1986, as amended, and any regulations promulgated thereunder, stating under penalty of perjury Seller's United States identification number and that Seller is not a 'foreign person' as that term is defined in Section 1445, duly executed by Seller and acknowledged; provided, however, that if Seller fails to deliver this affidavit or certificate, Purchaser shall be entitled to withhold from the Purchase Price and pay to the Internal Revenue Service the amounts required by
     Section 1445, and applicable regulations promulgated thereunder;

          (vi) keys to all locks located in the Property that are in Seller's possession or to which Seller has reasonable access;

          (vii) a schedule certified by Seller, based on Seller's current actual knowledge, itemizing all security deposits, prepaid rent and other money held by Seller for the account of the tenants under the Leases;

          (viii) a notice letter to tenants under the Leases informing them of the sale, in form and content satisfactory to Seller and Purchaser, duly executed by Seller;

          (ix) originals of all Leases, Contracts, plans, governmental approvals (including zoning and certificates of occupancy, if in Seller's possession), warranties and guaranties relating to the ownership and operation of the Property that, to Seller's knowledge, are in Seller's possession;

          (x) evidence of appropriate authorization, satisfactory to Purchaser and the title company insuring the Property in favor of Purchaser, in its reasonable discretion, for (a) the sale of the Property in accordance with this Agreement, (b) the execution and delivery of this Agreement on behalf of Seller, and (c) the consummation of the transaction contemplated by this Agreement on behalf of Seller;

          (xi) a Settlement Statement, duly executed by Seller;

          (xii) an owner's affidavit in standard form required by title insurance companies in the State of Georgia so as to permit the 'standard exceptions' to be deleted from an owner's title insurance policy;

          (xiii) original tenant Estoppel Letters in form satisfactory to Purchaser, executed by each tenant under the Leases and dated no more than 45 days prior to the Closing Date; provided, however, if the Closing Date is extended by Purchaser pursuant to paragraph 7, this time period shall be increased by one (1) day for each day the Closing Date is so extended;

          (xiv) Agreement of Survival of Representations, Warranties and Covenants, executed by Seller; and

           (xv) such other items reasonably necessary for consummating the transaction contemplated hereby.

     b. Purchaser shall deliver at Closing:

          (i) the Purchase Price, as adjusted by prorations and costs as provided in this Agreement;

          (ii) Seller's assignment and Purchaser's assumption of the Leases, in form and content satisfactory to Seller and Purchaser, duly executed by Purchaser;

          (iii) Seller's assignment and Purchaser's assumption of the Contracts and warranties, in form and content satisfactory to Seller and Purchaser, duly executed by Purchaser;

          (iv) Settlement Statement, duly executed by Purchaser;

          (v) evidence of appropriate authorization satisfactory to Seller, in its reasonable discretion for (a) the purchase of the Property in accordance with this Agreement, (b) the execution and delivery of this Agreement on behalf of Purchaser, and (c) the consummation of the transaction contemplated by this Agreement on behalf of Purchaser; and

          (vi) such other items reasonably necessary for consummating the transaction contemplated hereby.

                                      13.
                      BREACH, TERMINATION, AND EXPIRATION

     a. In the event Purchaser breaches this Agreement by failing to close its purchase of the Property, except as permitted herein, the Earnest Money shall be promptly paid over to Seller as full liquidated damages for Purchaser's failure or refusal to close in accordance with the terms of this Agreement (but not in liquidation of Purchaser's continuing obligations to Seller under the indemnity provisions hereof) and shall be the sole and exclusive remedy of Seller. The parties hereto acknowledge the difficulty of ascertaining Seller's actual damages in the event Purchaser breaches this Agreement, and that such liquidated damages represent the parties best and reasonable estimate of such damages. The parties hereto expressly acknowledge and agree that such liquidated damages are not intended as a penalty. In the event Purchaser breaches this Agreement, no part of the Earnest Money shall accrue to Broker.

     b. In the event Seller breaches this Agreement, including, without limitation, Seller's refusal to convey title to the Property in accordance with the terms of this Agreement after any conditions precedent to Seller's obligation to close have been met, then, subject to and limited by the provisions of paragraph 29, in such event Purchaser shall have all rights and remedies available at law or in equity for Seller's breach, including, without limitation, an action for specific performance.

     c. In the event the transaction contemplated by this Agreement does not close within the time set forth in paragraph 7 for any reason other than as described in paragraphs 13.a. and 13.b. hereinabove, then the Earnest Money shall be refunded to Purchaser, and, except for the indemnity provisions hereof, this Agreement shall be void and of no further force and effect.

                                      14.
               SELLER'S COVENANTS, REPRESENTATIONS AND WARRANTIES

     As an inducement to Purchaser to enter into this Agreement and to purchase the Property, Seller covenants with, and represents and warrants to, Purchaser, the matters hereinafter set forth (hereinafter referred to as 'Seller's Representations and Warranties'). Seller hereby makes its Representations and Warranties for the benefit of Purchaser and Purchaser's successors and assigns. Seller's Representations and Warranties contained herein are not intended to replace or limit in any manner any express or implied warranty provided under applicable law. Purchaser shall be entitled to rely upon the Seller's Representations and Warranties, notwithstanding Purchaser's inspection and investigation of the Property, provided that to the extent Purchaser has actual knowledge prior to Closing that any of the Seller's Representations and Warranties is incorrect, whether such actual knowledge is derived from Seller, information provided by Seller, or from other resources, and Purchaser purchases the Property without disclosing such knowledge to Seller, Purchaser may not elect to ignore such knowledge and to claim detrimental reliance upon Seller's Representations and Warranties or to bring any claim or action against Seller by reason thereof.

     Seller represents and warrants that Seller's Representations and Warranties, as well as the facts and other matters contained therein, are true as of the date of this Agreement and shall be true as of the Closing Date.

     a. Access. To the best of Seller's knowledge, the Property has full and free access to and from public streets and roads, and Seller has no actual knowledge of any facts or conditions that could result in the termination of the present access from or to the Property to or from any such existing highways and roads, or in the termination or expiration of any conditional use permits, sign permits or other governmental permits or approvals necessary for the use and operation of the Property for the purpose for which the Property is presently being used and operated.

     b. Arm's Length Leases. Seller and Purchaser acknowledge that one of the Tenants in the Buildings, EQ Services, is an affiliate of Seller, but Seller represents that the Lease with EQ

Services and all other Leases were negotiated at arm's length, and that except for EQ Services, Seller does not have any beneficial or other ownership interest, directly or indirectly, in any Tenant, nor has Seller guaranteed in whole or in part, directly or indirectly, any obligation of a Tenant under a Lease.

     c. Authority. Seller is a Massachusetts business trust properly organized under the laws of the State of Massachusetts, and properly authorized to own real property in the State of Georgia. Seller is the owner of the Property and has the right, power, legal capacity and power to enter into this Agreement and to convey the Property to Purchaser pursuant to the terms and provisions hereof and perform its other obligations hereunder. The parties and persons executing this Agreement on behalf of Seller have been duly authorized to execute this Agreement. The execution of this Agreement by Seller, the performance by Seller of Seller's obligations hereunder, and the sale, transfer, conveyance and/or assignments contemplated hereby, do not require the consent of any third party.

     d. Conformance with Laws. To the best of Seller's knowledge, the Property, including the Improvements as constructed and operated by Seller, conforms to, and is operated, maintained, and leased in accordance with all applicable city, county, state, federal and other laws, statutes, ordinances, rules and regulations.

     e. Disclosure and Compliance. Seller has no actual knowledge of any suit, action or arbitration, bond issuance or proposal therefor, proposal for public improvement assessments, pay-back agreement, paving agreement, road expansion or improvement agreement, utility moratorium, use moratorium, improvement moratorium, or legal, administrative, or other proceeding or governmental investigation or requirement, formal or informal, existing or pending or threatened that affects the Property or which adversely affects Seller's ability to perform hereunder, or other charge or expense upon or relating to the Property, which has not been disclosed to Purchaser in writing prior to the Effective Date. There is no suit, action, arbitration or other proceeding affecting or involving Seller and any current Tenant.

     f. Disclosure of Adverse Change. Seller shall inform Purchaser in writing of any material adverse change in the condition of the Property, or the operation thereof, which occurs at any time prior to Closing. Seller shall promptly inform Purchaser in writing of any fact which would indicate that any Tenant occupying the Property is insolvent or is not able to pay its rent or perform other obligations under the relevant Lease when due.

     g. Employees. Seller has no employees at the Property; any and all on-site staff working at the Property is employed by Seller's management agent and Seller has the right and authority to terminate its agreement with said management agent at Closing.

      h. Interest. Seller does not have any obligation to pay any interest or other charges to any Tenant with respect to any security deposits held for the benefit of any Tenants.

     i. Leases. Seller acknowledges that its management agent has negotiated all of the Leases and maintains the files of the Tenants. With respect to each of the Leases, and except as otherwise disclosed in writing to Purchaser, Seller states that to the best of its knowledge, there is no agreement, document, understanding or other communication with any Tenant which alters, negates, limits or otherwise modifies the Leases heretofore delivered by Seller to Purchaser or the information contained on the Rent Roll prepared by Seller and delivered to Purchaser. Seller has no actual knowledge of any reason that Purchaser cannot or should not rely on the accuracy or completion of the Tenant files maintained by its management agent.

     j. No Adverse Soil Conditions. Seller has no actual knowledge of any soil or geological conditions affecting the Property that could materially and adversely affect the Property, or the ownership and operation thereof by Purchaser. To the best of Seller's actual knowledge, the condition of the soil at the Property is such that it will support all of the Improvements thereon for the foreseeable life of the Improvements without the need for unusual or new sub-surface excavations, fill, footings, caissons or other installations. To the best of Seller's actual knowledge, the Improvements, as built, were constructed in a manner compatible with soil conditions at the time of construction and all necessary excavations, fill, footings, caissons or other installations were provided.

     k. No Bankruptcy Proceedings. Seller has not (i) made a general assignment for the benefit of creditors, (ii) filed any voluntary petition in bankruptcy or suffered the filing of an involuntary petition by Seller's creditors, (iii) suffered the appointment of a receiver to take possession of all or substantially all of Seller's assets, (iv) suffered the attachment or other judicial seizure of all, or substantially all, of Seller's assets, (v) admitted in writing its inability to pay its debts as they come due, or (vi) made an offer of settlement, extension or composition to its creditors generally.

     l. No Default. Seller has no actual knowledge that it is in default under the terms of any Lease or any other agreement pertaining to the Property, nor that any event has occurred that shall constitute a default by Seller under such documents and instruments following the passage of time, nor has Seller received any notice of any default under any Lease or other agreement pertaining to the Property.

     m. No Hazardous Waste. Except as may be disclosed by that certain Phase I Preliminary Assessment dated June 28, 1991, prepared by ATEC Engineering (as Project No. 32-19136), Seller has no actual knowledge that there are any 'hazardous materials' (as defined below) located on or at the Property and Seller has received no notice of any violation or claimed violation of any law, rule, or regulation relating to hazardous materials. To the best of Seller's actual knowledge, the Property has not been used for the storage of hazardous materials, there have been no spills or leaks of hazardous material on or at the Property or on any property within one thousand (1,000) feet of the Property boundaries, and there are no underground storage tanks of any kind at the Property. To the best of Seller's actual knowledge, the Property has not been the subject of an environmental audit or assessment, the Property has all required environmental permits relating to air and water quality, and there are no abandoned landfills or other closed hazardous materials storage or disposal sites on or at the Property. The Seller has no actual knowledge that the Property has been the subject of either an investigation by federal, state or local officials or private litigation as a result of the handling of hazardous materials, or that any significant accident or other incident that resulted in hazardous materials contamination has ever occurred on or at the Property. To the best of Seller's actual knowledge, (i) no neighboring facilities have ever been the subject of an investigation by federal, state or local officials or the subject of private litigation as a result of their handling hazardous materials and (ii) no accident or other incident resulting in hazardous materials contamination has ever occurred on neighboring properties. For the purposes of this Agreement, the phrase 'hazardous materials' shall include, without limitation, each of the following: asbestos materials; PCB transformers; toxic, hazardous or contaminated waste, substance or material; oil; petroleum; and oil and petroleum by-products.

     n. No Leasing Fee. Upon consummation of the transactions contemplated by this Agreement, there shall be no brokerage or leasing fees or commissions or other compensation due or payable on an absolute or contingent basis to any person, firm, corporation, or other entity, with respect to or on account of any of the Leases and no such fees, commissions or other compensation shall, by reason of any existing agreement, become due during the terms of any of the Leases or with respect to any renewal or extension thereof or the leasing of additional space by any Tenant, except as provided on Exhibit D. Seller agrees that it shall either cash out prior to Closing or assume full responsibility for payment of those commissions payable after Closing for the two current leases indicated in section B. of Exhibit 'D'.

     o. No Litigation. There is no pending litigation or, to the best of Seller's actual knowledge, threatened litigation or asserted or unasserted claims relating to the Property.

     p. No Notices. Seller has not received and has no knowledge of, any notification from any city, county, state or federal authority having jurisdiction over the Property or of any utility providing service requiring any work to be done to, or affecting the use of the Property or any portion thereof. Seller has received no notice from any insurance carrier as to, nor is Seller aware, of defects or inadequacies in the Property that if not corrected would result in termination of insurance coverage or increase in insurance costs.

     q. No Undisclosed Assessments. Seller has no actual knowledge of any taxes, assessments (special, general or otherwise) or bonds of any nature affecting the Property, or any portion thereof, except as disclosed in the Title Commitment. Seller has no understanding or agreement with any taxing authority respecting the imposition or deferment of any taxes or assessments respecting the Property.

     r. No Untrue Statements. Seller has made no material untrue statement or representation in connection with this Agreement, and all items from Seller transferred or delivered and/or given to Purchaser, including, but not limited to, the Building Documents, are genuine, true, correct and complete copies of what they purport to be to the best of Seller's actual knowledge. Additionally, to the best of Seller's actual knowledge, (i) said items have not been amended, modified, or supplemented other than as also transferred or delivered and/or given to Purchaser, (ii) no item that should have been transferred, delivered and/or given to Purchaser has not been so transferred, delivered and/or given, and (iii) all such items fairly present the information set forth in a manner that is not misleading, Seller has not failed to state or disclose any material fact in connection with the transaction contemplated by this Agreement. Seller knows of no facts and Seller has not misrepresented any facts that would prevent Purchaser from operating the Property after the Closing in the manner in which the Property is currently being operated and used.

     s. No Violation of Other Agreements. Neither this Agreement nor anything provided to be done hereunder (including, but not limited to, the transfer of the Property to the Purchaser) violates or shall violate any contract, document, understanding, agreement or instrument to which Seller is a party or by which Seller may be bound, or any contract, document, understanding, agreement or instrument affecting the Property.

     t. Operating Statements. All operating statements delivered to Purchaser by Seller are accurate, true and correct, have been compiled from the books and records of the Property and set forth the results of the operation of the Property for the periods covered. There has been no material adverse change in the condition or operation of the Property since the period covered by the operating statements. The financial records kept by Seller are complete, accurate, true and correct and reflect all transactions affecting or relating to the Property, are kept and maintained at the office of Seller at Seller's address set forth in the Notice section hereof, and no financial records affecting or relating to the Property have been knowingly withheld from Purchaser.

     u. Personal Property and Improvements. To the best of Seller's actual knowledge, the Personal Property is in good condition and repair and all Improvements at the Property, including, tenant improvements installed by or at the direction of Seller, are in good condition and repair.

     v. Property Condition. To the best of Seller's actual knowledge and except as may have been previously disclosed by Seller to Purchaser or his agents, the Property, and all components thereof, including, but no limited to, parking lots, electrical systems, roofs, air conditioning systems, heating systems and elevators are and, at the Closing shall be, in good condition and working order, and shall perform the work or function for which intended. To the best of Seller's actual knowledge, the Improvements, and all component parts thereof, were constructed in substantial conformance with the Plans and Specifications, as well as documents approved by the appropriate city, county, state and other officials, and are free of material construction, design and structural defects.

     w. Rent Roll and Tenants. All information set forth in the Rent Roll dated May 31, 1993 is true and correct and, to the best of Seller's actual knowledge, there are no material defaults under any of the leases. Except with respect to the Leases described in the Rent Roll, there are no Leases or other agreements that grant, and there is no person other than the Tenants pursuant to the Leases so listed and the subtenants and assignees thereof which has or has asserted, any right of use or possession to the Property or any part thereof. Additionally, no rent concessions have been given to or asserted by any Tenant except as shown in the Rent Roll and Leases, no rent has been paid in advance by any Tenant except as shown in the Rent Roll and Leases, Seller has no actual knowledge that any Tenant has or has asserted any claim against Seller for any security deposit or other deposits except as shown in the Rent Roll and Leases, and no Tenant has or has asserted any defense or off-set to (i) rent accruing after the Closing Date or (ii) any other obligations under its Lease. Seller is not aware of any fact or circumstance with respect to any Tenant that would indicate that any Tenant who is occupying space in the Property is unwilling to perform any of its obligations under its Lease, or due under its Lease or is otherwise insolvent. Seller has made no commitment, undertaking, or representation to any Tenant, or given any renewal rights to any Tenant, other than as indicated on the Rent Roll or in the Leases.

     x. Service Contracts. Except for the Service Contracts and Seller's agreement with its management agent, Seller has no actual knowledge of any contracts or other oral or written agreements for services, supplies or materials, affecting the use, operation or management of the Property.

     y. Storm Water. To the best of Seller's actual knowledge, all storm water flowing from the Property drains either into a public system or onto a permitted location and through recorded easements for the benefit of the Property.

     z. Title to Personal Property. Seller has good and marketable title to the Personal Property set forth in the schedule of the Personal Property listed or to be listed prior to the Closing in the Bill of Sale, free and clear of all liens and security interests and other interests.

     aa. Title to Real Property. At the Closing, fee simple title to the Land and Improvements shall be conveyed to Purchaser in a good and marketable condition, free and clear of all liens, encumbrances, agreements, encroachments, leases, tenancies, mechanics' liens, materialmen's liens, and other interests affecting all or any portion of the Property or any interest therein other than
(i) current non-delinquent real property taxes (but not assessments), (ii) written Leases, and (iii) the Permitted Title Exceptions.

     bb. Utilities Available. To the best of Seller's actual knowledge, all utilities necessary for the operation of the Property in accordance with its present use are available to the Land.

     cc. Zoning and Other Governmental Information. Seller has no actual knowledge of any pending or threatened request, application or proceeding to alter or restrict the zoning or other use restrictions applicable to the Property, except for the matters described in the letter dated June 6, 1991, to Mr. Edward Noble from Fulton County (and related documents), a copy of which has been heretofore delivered to Purchaser; or any plan, study or effort by any governmental authority or agency or any private party or entity that in any way affects or would affect the authorization of the current use and operation of the Property. Seller has no actual knowledge of any pending or threatened action or governmental proceeding in eminent domain, zoning change, rent control or otherwise that would directly or indirectly affect the Property, nor does Seller know of any fact that might give rise to such a proceeding; to the best of Seller's actual knowledge, all governmental and regulatory licenses, franchises, certificates and permits respecting the Property that are necessary for the operation of the Property by Seller in accordance with its intended use, if any, are possessed by Seller and will be transferred to Purchaser, if legally transferable, at the Closing.

     dd. ERISA Representation. Seller is not a pension plan subject to ERISA or a governmental pension plan or an entity which is deemed to hold plan assets of any ERISA or governmental plan, and Seller is not a 'party in interest' (as defined in Section 3(14) of ERISA) to any ERISA plan which is a limited partner in any affiliate of Purchaser.

     ee. Governmental Violations. Seller has received no written notice of, nor does Seller have actual knowledge of, any violations under CERCLA, RCRA or any other federal, state or other governmental legislation or ordinance. Seller has received no written notice that any municipality or any governmental or quasi-governmental authority has determined that there are any violations of zoning, health, environmental or other statutes, ordinances or regulations affecting the Property, and Seller has no actual knowledge of any such violations.

     ff. Seller's Additional Covenants. In addition to all other agreements contained herein, Seller covenants to Purchaser as follows:

          1. Leasing Activities. At all times during the time between the Effective Date of the Contract and the Closing (hereinafter referred to as the 'Contract Period') Seller agrees that (i) it shall continue to perform all of its obligations as landlord under the Lease and (ii) it shall not enter into any new Leases, amend, terminate, or accept the surrender of any Lease, or approve the assignment of any Lease, without the prior written consent of Purchaser. Purchaser's failure to respond to Seller in writing within five (5) business days after its receipt of a written request from Seller seeking Purchaser's consent shall be deemed to constitute Purchaser's consent to the proposed transaction. Any such request by Seller shall contain the proposed terms of the new Lease and all financial information regarding the proposed Tenant necessary for Purchaser to determine the creditworthiness of the Tenant or the economic feasibility of the proposed lease.

          2. New Contracts. At all times during the Contract Period, Seller agrees that it shall not enter into any new Service Contract or any other contract relating or pertaining to the Property, or amend or modify any such contract, in any manner that would preclude Purchaser from terminating the same, without cost or expense to Purchaser, on not more than thirty
     (30) days written notice, given at any time after the Closing, unless Seller has obtained Purchaser's prior written consent.

          3. Payment of Obligations. At all times during the Contract Period, Seller shall timely pay and perform its material obligations under the Leases and Services Contracts and shall timely pay all taxes, assessments and utility charges affecting the Property.

          4. Insurance. At all times during the Contract Period, Seller shall maintain in full force and effect and pay all premiums for all fire and extended (or all risk) coverage and liability insurance policies currently covering the Property.

          5. Compliance with Laws. At all times during the Contract Period, Seller shall not permit to exist, and Seller shall initiate action to cause removal of, any notices of violations of any federal, state or municipal or other health, building, zoning, safety, environmental protection or other applicable code, law, ordinance, rule or regulation now or hereafter existing and relating or applying to the Property.

          6. Encumbrances. At all times during the Contract Period, Seller shall not encumber, or permit or suffer to be encumbered with any encumbrance, lien or other claim or right, the Property, the Leases or any other right, appurtenance or property, real or personal, to be conveyed pursuant to this Agreement, which encumbrance(s) cannot otherwise be removed as of the date of Closing at no cost to Purchaser.

          7. Remove Liens. At or prior to the Closing, Seller agrees to fully pay, satisfy or otherwise remove or bond, at its sole cost and expense, (i) all deeds to secure debt, mortgages or other monetary liens against the Property, and (ii) all mechanic's or materialmen's liens or any similar claim or lien claimed against the Property, or any part thereof, arising from work performed or commenced or materials supplied, prior to the Closing, such that there are and will be no mechanic's or materialman's liens existing or that may arise by reason of the construction of the Improvements.

          8. Operating Reports. Within Fifteen (15) days after the end of each calendar month during the Contract Period, Seller shall deliver to Purchaser an operating report with respect to the Property's operations for such month, which report shall indicate gross rental income, gross income from other (identified) sources, expenses of each kind and amount, rent delinquencies and vacancies.

          9. Changes. At all times during the Contract Period, if Seller learns of any material fact or circumstance that causes or has a reasonable likelihood of causing any document or other information delivered to Purchaser by Seller or any agent of Purchaser or Seller's representation or warranty to be untrue or misleading, Seller shall notify Purchaser as soon as is reasonably possible, but in any event, within three (3) business days after Seller learns thereof.

          10. Confidentiality. Seller, and each of its trustees, employees and agents shall not, during the Contract Period or after the Closing, make any public disclosure, except as provided below, including any publication, radio or television announcements or other similar form of disclosures, and shall exercise its best efforts not to make any other disclosure other than as required by law to any third party, except with the prior written consent of the Purchaser, of any information concerning the Purchase Price for the Property and/or any of the financial terms and considerations of the underlying transaction, including any information concerning Purchaser or any Tenant occupying space in the Property. Furthermore, Seller shall exercise its best efforts to require that its employees comply with the foregoing. Purchaser acknowledges Seller's obligation to issue a press release announcing the signing of this agreement, and Seller shall make a reasonable effort to issue such press release with language agreeable to Purchaser.

          11. Maintenance. During the Contract Period, Seller shall maintain the Property, including all landscaping, in its present condition, ordinary wear and tear excepted, in accordance with all applicable federal, state and local laws, ordinances and requirements; Seller shall not otherwise deviate from its ordinary and customary operation, maintenance or management of the Property. Seller shall, within three (3) business days of its occurrence, provide Purchaser with written notice of any material change in the condition of the Property which is other than as a result of ordinary wear and tear; the notice shall indicate the extent of the damage, the anticipated cost of repair and the time necessary to make such repairs.

          12. Permits and Licenses. If Seller does not have any license, permit or certificate that is required for the operation or maintenance of the Property by any authority having jurisdiction over the Property, Seller shall obtain same prior to the Closing.

     To the extent that any of Seller's Representations or Warranties given herein with respect to the existence or absence of facts is qualified by the knowledge of Seller, it is intended to mean that no information has come to the attention of Seller that would give Seller actual knowledge of such facts. The term 'actual knowledge' in this Agreement shall mean only express information of fact of circumstance on which any representation or warranty is given. The Seller's Representations and Warranties are solely for the benefit of Purchaser and permitted successors and assigns and may not be relied upon in any manner or be enforced against Seller by any other person or entity.

     Seller hereby agrees to execute a certificate at Closing for the purpose of restating and affirming Seller's Representations and Warranties. If any of Seller's Representations or Warranties is proven to be false in any material respect, Purchaser shall have, in addition to any other remedies Purchaser may have pursuant to the terms hereof, the right to terminate and rescind this Agreement, in which event the Earnest Money, to the extent paid, shall be promptly refunded to Purchaser and except for the indemnity provisions of this Agreement, this Agreement shall be void and of no further force or effect. All right and remedies of Purchaser for a breach of any of Seller's Representations and Warranties shall terminate one (1) year from Closing.

                                      15.
            REPRESENTATIONS, WARRANTIES AND AGREEMENTS OF PURCHASER

     As an inducement to Seller to enter this Agreement and to sell the Property, Purchaser covenants with and represents and warrants to the Seller, as follows:

     a. Purchaser has the right, power and authority to enter into this Agreement and to purchase the Property in accordance with the terms and conditions of this Agreement.

     b. Purchaser has not (i) made any assignment for the benefit of creditors,
(ii) filed any voluntary petition in bankruptcy or suffered the filing of an involuntary petition by his creditors, (iii) suffered the appointment of a receiver to take possession of any of his assets, (iv) suffered the attachment or other judicial seizure of any of his assets, (v) admitted in writing his inability to pay his debts as they come due, or (vi) made an offer of settlement, extension or composition to his creditors generally.

                                      16.
                                ESTOPPEL LETTERS

     a. At least ten (10) business days prior to the Closing, Purchaser shall have received a Tenant Estoppel from each Tenant under the Leases in form and substance satisfactory to Seller and Purchaser, dated as of a date not more than forty-five (45) days prior to the Closing Date, properly executed by each such Tenant. If any Tenant Estoppel does not contain all of the representations required by Purchaser, or discloses exceptions to such statements, Seller shall have the right to cure such matters, provided such cure occurs prior to the date of the Closing; and provided further, however, that in the event a Tenant asserts any claim against Seller, and Seller does not satisfy such Tenant's claim to the reasonable satisfaction of Purchaser prior to the Closing, Purchaser may (i), if the value of the claim is less than or equal to Fifty Thousand and 00/100ths Dollars ($50,000.00), require the escrow with Escrow Agent of the amount in dispute from the cash proceeds payable to Seller at the Closing, or (ii), if the value of the claim is greater than Fifty Thousand and 00/100ths Dollars ($50,000.00), either terminate this Agreement or, in the alternative, require the escrow with Escrow Agent of such the amount in dispute from the cash proceeds payable to Seller at the Closing; provided that in the event of an amount in dispute in excess of $50,000.00 and further provided that Seller had no prior actual knowledge of such dispute, Seller shall likewise have the option to terminate this Agreement rather than escrow the amount in question, unless Purchaser is willing to waive this requirement. Any amount placed in escrow pursuant to this provision shall be held by Escrow Agent pending a final resolution of the claim as between Seller and such Tenant, and shall be disbursed to Seller and/or Tenant, as the case may be, depending on the outcome of such claim; Seller shall be solely liable for the cost and/or expense of such escrow.

     b. In the event Seller is unable to provide a Tenant Estoppel from any Tenant occupying less than 3,000 square feet of rentable space at the Property, after reasonable efforts to obtain such Tenant Estoppel, Seller may in lieu thereof provide to Purchaser an indemnity against any loss or claim made against Purchaser by any of such Tenants arising from a default of Seller under the relevant lease prior to Closing or the unenforceability of the relevant lease against any such Tenant due to conditions existing or actions occurring prior to Closing. Seller shall also in such event warrant and represent to Purchaser that Seller has no actual knowledge of any default by Seller or of any claims by such Tenant against Seller or which may represent offsets for Tenant against amounts due under the relevant Lease.

                                      17.
                                TIME OF ESSENCE

     Time is of the essence of this Agreement.

                                      18.
                                ENTIRE AGREEMENT

     This Agreement constitutes the entire agreement of the parties and may not be amended except by written instrument executed by all the parties hereto.

                                      19.
                                   HEADINGS

     The paragraph headings are inserted for convenience only and are in no way intended to describe, interpret, define, or limit the scope or content of this Agreement or any provision hereof.

                                      20.
                                  SEVERABILITY

     The provisions of this Agreement are intended to be independent, and in the event any provision hereof should be declared by a court of competent jurisdiction to be illegal or invalid for any reason whatsoever, such illegality or invalidity shall not effect the remainder of this Agreement.

                                      21.
                                   POSSESSION

     Seller shall deliver possession of the Property at Closing, subject to the rights of Tenants under the Leases.

                                      22.
                               SURVIVING CLAUSES

     The indemnity provisions hereof and the provisions of paragraphs 5, 8, 9, 14, 15, 18, 22 and 29 hereof shall all survive Closing and shall not be merged into the Closing documents. All other provisions of this Agreement shall be merged into the Closing documents and shall not survive Closing unless otherwise expressly provided.

                                      23.
                                 APPLICABLE LAW

     This agreement shall be construed and interpreted in accordance with the laws of the State of Georgia.

                                      24.
                                 ASSIGNABILITY

     Purchaser may not assign Purchaser's rights under this Agreement without the prior written consent of Seller, such consent not to be unreasonably withheld; provided, however, Purchaser may assign this Agreement without Seller's prior written consent to an entity which Purchaser may form as his chosen vehicle for ownership and operation of the Property, and, provided that all obligations of Purchaser hereunder are assigned to and assumed by such substitute entity and that notice of such assignment (including information regarding the substituted entity, its composition and ownership) shall be promptly provided to Seller, upon the execution of proper documentation effecting such assignment, Purchaser shall thereafter be released from its obligations to perform the obligations of Purchaser hereunder. Purchaser shall also have the right to effect his purchase of the Property as part of a like-kind exchange and Seller agrees to cooperate in such exchange, provided that any additional costs incurred by Seller by reason thereof shall be borne by Purchaser. In no event shall Purchaser have the right to assign his interest hereunder to an entity which is an 'affiliate' of Seller, as defined by Seller's Declaration of Trust and governing regulations.

     In connection with such a permitted assignment by Purchaser, Seller consents to Purchaser's disclosure of the terms hereof and any and all information available to Purchaser or said assignee regarding the Property to such investors, prospective investors, their brokers and representatives, underwriters, counsel to any of the foregoing, and state and federal governmental securities-regulating authorities. Seller shall maintain in a safe place all financial and other records with respect to the operation management and maintenance of the Property for the three (3) year period immediately preceding the Closing Date, which records are not delivered by or on behalf of Seller to Purchaser pursuant to the terms of this Agreement, and Purchaser, or persons or entities designated by Purchaser, shall have the right to review and audit such records during the two (2) year period next following the Closing Date; Seller shall make the records available to Purchaser, or to persons or entities designated by Purchaser, within ten (10) days following receipt by Seller of a written notice from Purchaser indicating Purchaser's desire to have the records reviewed and/or audited.

                                      25.
                             SUCCESSORS AND ASSIGNS

     This Agreement shall be binding upon and inure to the benefit of Seller, Purchaser and Broker, and their respective successors and assigns.

                                      26.
                                     DATES

     If any date of significance hereunder falls upon a Saturday, Sunday or legal holiday, such date shall be deemed moved to the next succeeding day which is not a Saturday, Sunday or legal holiday.

                                      27.
                                   LEGAL FEES

     In the event of the bringing of any action or suit by a party hereto against another party hereunder by reason of any breach of any of the covenants, agreements, representations or warranties on the part of the other party arising out of this Agreement, then, in that event, notwithstanding anything in this Agreement to the contrary, the prevailing party in such action or dispute, whether by judgment or out of court settlement, shall be entitled to have and recover of and from the other party all costs and expenses of suit, including actual attorney's fees (but not to include fees of in-house counsel).

                                      28.
                                  COUNTERPARTS

     This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same agreement, and any of the parties to this Agreement may execute this Agreement by signing any one of the counterparts.

                                      29.
                              LIABILITY OF SELLER

     The individuals who have executed this Agreement on behalf of Seller have done so in their capacity as Trustees and/or officers under that certain Declaration of Trust of EQK Realty Investors I, dated October 8, 1984, as it has been amended from time to time (hereinafter called the 'Declaration'). The Declaration provides, in part, and Purchaser hereby agrees that, no shareholder, trustee, officer, director, employee, partner or agent of Seller, or any subsidiary or disclosed principal of any of them, shall have any personal liability for any debt, claim, demand, judgment, decree, liability or obligation hereunder, nor shall the property or any such person or entity be subject to attachment, levy, execution or other judicial process and, except for the reimbursement obligation set forth in paragraph 16., Purchaser hereby agrees to look solely to the interests of Seller in its real estate assets (including the rents, issues and profits therefrom) for the payment of any sum or the performance of any obligation, and any judgment against Seller shall be limited to the interest of Seller in its real property assets (including the rents, issues and profits therefrom), and shall not attach to any other property or asset of Seller.

                                      30.
                                    PARKING

     Seller has indicated to Purchaser that the Property is currently zoned as one parcel together with the real property occupied by Buildings A, B, C, D and G of the complex known as Peachtree Dunwoody Pavilion and that the Property's compliance with Fulton County zoning requirements with regard to parking are currently determined in accordance with such zoning. Seller has delivered to Purchaser for his review all information in the possession of Seller with regard to the compliance of the Property with Fulton County parking ratio requirements, including the easement agreement executed between the Building G parcel and the Property, a copy of the relevant Fulton County zoning resolutions, a copy of the current zoning of the Property, a survey of the Property showing all current parking spaces and counts, Seller's analysis of parking requirements for the Peachtree Dunwoody Pavilion complex (pre-dating any sales thereof), and a letter from Fulton County verifying the availability and applicability of a reduction in parking required by the zoning resolution due to the planned adjacent presence of a MARTA rapid rail station. Seller agrees to cooperate with Purchaser in its understanding of the parking requirements and Purchaser shall be free to request and obtain such third party verifications and information as Purchaser may require; provided that absent definitive, conclusive written evidence from a qualified third party that the Property does not presently comply with the relevant Fulton County zoning resolution as to parking ratio requirements, the failure of Purchase additional information or verification of such compliance shall not entitle Purchaser to delay or avoid its obligations hereunder.

                                      31.
                      OFFER AND ACCEPTANCE; BINDING EFFECT

     a. This Agreement, as executed by Purchaser, shall constitute an offer to Seller. Seller shall accept the same, if at all, by delivering to Purchaser two
(2) executed originals of this Agreement on or before 5:00 P.M. on July ____, 1993. This offer, if not timely accepted as aforesaid, shall expire and be of no further force and effect at the time and date set forth in this paragraph.

      b. This Agreement shall not be binding upon any party signatory hereto until Purchaser, Seller and Broker have each agreed to all provisions hereof and any and all changes thereto and have each executed this Agreement.

     IN WITNESS WHEREOF, Seller, Purchaser, and Broker have caused this Agreement to be executed by its duly authorized officers as of the day and year first above written.

                                          SELLER:

                                          EQK REALTY INVESTORS I

                                          By: __________________________________
                                              Title: Executive Vice President

                                          Seller's Tax ID No. 23-2320360

                                          PURCHASER:

                                          /s/ LAWRENCE E. COOPER, M.D. (SEAL)
                                          LAWRENCE E. COOPER, M.D.

                                          Purchaser's Tax ID No. ###-##-####

                                          BROKER: THE EDWARDS GROUP

                                          By: __________________________________
                                              Title: President

                               TABLE OF EXHIBITS

     A -- Survey Depicting Land

     B -- List of Permitted Title Exceptions

     C -- Current Rent Roll

     D -- Leasing Fees

                                  EXHIBIT 'A'

                         SURVEY OF THE LAND PREPARED BY
                  WATTS & BROWNING ENGINEERS AS JOB NO. 910529
                         LAST UPDATED DECEMBER 16, 1992
                       ATTACHED TO ORIGINAL COUNTERPARTS
                         BUT NOT INCLUDED IN THIS COPY

                                  EXHIBIT 'B'
                       LIST OF PERMITTED TITLE EXCEPTIONS

                     Seller and Purchaser shall agree on a
                 List of Permitted Title Exceptions within ten
                days of the Effective Date and incorporate said
                  List into or subsequently initial and attach
                          said List to this agreement.

                          EXHIBIT 'C'

                          PEACHTREE DUNWOODY PAVILION
                                   RENT ROLL
                               AS OF MAY 31, 1993

BUILDING E

                                                  LEASE       LEASE       RENT      CURRENT    CURRENT     CURRENT
LOCATION/                           RENTABLE      START    EXPIRATION     START      RENT/      RENT/       RENT/       ESCALATION
  SUITE            TENANT          SQUARE FEET    DATE        DATE        DATE       MONTH      YEAR         RSF          CLAUSE
- ---------  ----------------------  -----------  ---------  -----------  ---------  ---------  ---------  -----------  --------------
E-120      Toni Curry &                 1,100   01-Nov-91   31-Oct-92   01-Nov-91  $ 1,279.00 $   15,348   $   13.95    None
             Associates*
E-150      Union Tank Car Company       1,181   01-Jan-91   31-Dec-93   01-Jan-91  $ 1,292.67 $   15,512   $   13.13    Fixed--3%
E-160      Standard Register              793   01-Feb-92   31-May-96   01-Feb-92  $   808.83 $    9,706   $   12.24    CPI
E-200      Crown Suites                21,441   17-Nov-86   31-Dec-94   17-Nov-86              Cash Flow
E-300      Executive travel            11,713   01-Jan-91   31-Dec-95   01-Feb-92  $17,033.15 $  204,398   $   17.45    CPI(2-6%)
E-350      Standard Register            7,080   01-Jun-91   31-May-96   01-Jun-91  $ 7,434.00 $   89,208   $   12.60    None




E-355      Standard Register            1,364   01-Apr-93   31-May-96   01-Apr-93  $ 1,717.50 $   20,610   $   15.11    None
E-360      Just Delicious               1,768   01-May-93   30-Apr-98   01-May-93  $ 1,768.00 $   21,216   $   12.00    CPI & DOE
E-400      EQ Services                 23,935   15-Aug-92   14-Aug-97   01-Aug-92  $21,740.96 $  260,892   $   10.90    CPI (5-8%)
E-500      EREIM Expansion              2,390   01-May-90   31-May-94   01-May-90  $ 4,280.00 $   51,360   $   21.49    CPI (5-8%)
E-500      EREIM                       19,343   01-Jun-89   31-May-94   01-Jun-89  $34,639.08 $  415,669   $   21.49    CPI (5-8%)
E-600      EQ Services                 23,935   15-Aug-92   14-Aug-97   01-Aug-92  $21,740.96 $  260,892   $   10.90    CPI (5-8%)
E-110      Vacant                       4,480
E-130      Vacant                       1,171

           TOTAL OFFICE               121,694                                                 $1,364,810   $   11.76

E-170      EQ Services                  6,915   15-Aug-92   14-Aug-97   15-Aug-92  $3,457.50  $   41,490   $    6.00    CPI (5-8%)
E-STOR     Standard Register              366   01-Feb-92   31-May-96   01-Feb-92  $  259.25  $    3,111   $    8.50    CPI
           Total Vacant - Storage       2,139                                                 $        0   $    0.00

           TOTAL STORAGE                9,420                                                 $   44,601   $    6.13

           TOTAL BUILDING             131,114                                                 $1,409,411   $   11.43

                       STEP-UP     STEP-UP
LOCATION/    RENT       RENT/       RENT/
  SUITE    STEP-UPS     YEAR         RSF
- ---------  ---------  ---------  -----------
E-120       Year 1    $  15,348   $   13.95
E-150       Year 1    $  15,060   $   12.75
E-160       Year 1    $   9,706   $   12.24
E-200
E-300       Year 1    $ 199,121   $   17.00
E-350       Year 1    $  70,800   $   10.00
            Year 2    $  74,340   $   10.50
            Year 3    $  89,208   $   12.60
            Year 4    $ 104,076   $   14.70
            Year 5    $ 118,944   $   16.80
E-355       Year 1    $  20,610   $   15.11
E-360       Year 1    $  21,216   $   12.00
E-400       Year 1    $ 260,892   $   10.90
E-500       Year 1    $  42,660   $   17.85
E-500       Year 1    $ 345,273   $   17.85
E-600       Year 1    $ 260,892   $   10.90
E-110
E-130
E-170       Year 1    $  41,490   $    6.00
E-STOR      Year 1    $   3,111   $    8.50

* Tenant is currently Month-to-Month

                                   EXHIBIT C

                          PEACHTREE DUNWOODY PAVILION
                                   RENT ROLL
                               AS OF MAY 31, 1993

BUILDING F

                                                  LEASE       LEASE       RENT      CURRENT    CURRENT     CURRENT
LOCATION/                           RENTABLE      START    EXPIRATION     START      RENT/      RENT/       RENT/       ESCALATION
  SUITE            TENANT          SQUARE FEET    DATE        DATE        DATE       MONTH      YEAR         RSF          CLAUSE
- ---------  ----------------------  -----------  ---------  -----------  ---------  ---------  ---------  -----------  --------------
F-100      AT&T Paradyne               12,696   17-Apr-91   30-Apr-99   17-Apr-91  $13,817.48 $  165,810   $   13.06   None
F-150      Tandy Corporation            4,197   15-Apr-92   14-Apr-97   15-Apr-92  $ 4,809.08 $   57,709   $   13.75   DOE
F-160      Mac 'N' Train                2,895   13-Apr-92   12-Apr-97   13-Apr-92  $ 3,136.25 $   37,635   $   13.00   CPI cap 5%
F-200      GeoSyntec Consultants       14,821   16-Oct-92   15-Oct-00   16-Oct-92  $13,894.69 $  166,736   $   11.25   DOE cap @5%
                                                                                                                       CPI cap 5%
F-220      National Mortgage Co.        2,807   01-Feb-93   31-Jan-96   01-Feb-93  $ 3,445.59 $   41,347   $   14.73   CPI
F-300      EQ Services                 22,249   01-Apr-93       M-T-M   01-Apr-93  $20,209.51 $  242,514   $   10.90   None
F-250      Vacant                       4,373
F-400      Vacant                      22,249
F-500      Vacant                      22,249
           TOTAL BUILDING             108,536                                                 $  711,751   $   11.93
           GRAND TOTAL OFFICE         230,230                                                 $2,076,561   $    9.02
           GRAND TOTAL BUILDING       239,650                                                 $2,121,162   $    8.85
           GRAND TOTAL VACANT          56,661      24.61%

                       STEP-UP     STEP-UP
LOCATION/    RENT       RENT/       RENT/
  SUITE    STEP-UPS     YEAR         RSF
- ---------  ---------  ---------  -----------
F-100       Year 1    $ 126,960   $   10.00
            Year 2    $ 133,308   $   10.50
            Year 3    $ 165,810   $   13.06
            Year 4    $ 173,173   $   13.64
            Year 5    $ 203,898   $   16.06
            Year 6    $ 212,277   $   16.72
            Year 7    $ 246,810   $   19.44
            Year 8    $ 256,205   $   20.18
F-150       Year 1    $  57,709   $   13.75
F-150       Year 1    $  30,135   $   10.41
            Year 2    $  37,635   $   13.00
F-200       Year 1    $ 166,736   $   11.25
            Year 2    $ 170,442   $   11.50
            Year 3    $ 185,263   $   12.50
            Year 4    $ 200,084   $   13.50
            Year 5    $ 214,905   $   14.50
            Year 6    $ 232,690   $   15.70
           Year 7&8   $ 251,957   $   17.00
F-220       Year 1    $  41,347   $   14.73
F-300       Year 1    $ 242,514   $   10.90
F-250
F-400
F-500

                          PEACHTREE DUNWOODY PAVILION
                                  EXHIBIT 'D'
                                  LEASING FEES

A. COMMISSIONS DUE FOR EXISTING TENANTS UPON RENEWAL, EXPANSION, EXTENSION, NEW LEASE

        TENANT                                         CONDITIONS                                     PERCENTAGE
- ----------------------  -------------------------------------------------------------------------  -----------------
AT&T Paradyne           extension, renewal, expand, new lease 2.00%
                        Agent must be involved.
                        No liability after 10 years from original commencement.

Executive Travel        extension, renewal, expand, new lease 2.00%
                        No other outside broker involved.
                        No liability after lO years from original commencement.

GeoSyntec               extension, renewal, expand, new lease 2.00%
                        Agent must be involved.
                        No other outside broker involved.
                        No liability after 10 years from original commencement.

Mac 'N' Train           extension, renewal, expand, new lease 2.00%
                        Agent must be involved.
                        No other outside broker involved.
No liability after 10 years from original commencement.

National Mortgage       extension, renewal, expand, new lease 2.00%
Agent must be involved.
No other outside broker involved.
No liability after 10 years from original commencement.

Anxiety, Inc.           extension, renewal, expand, new lease 2.00%
                        No other outside broker involved.
                        No liability after 10 years from original commencement.

B. COMMISSIONS PAYABLE FOR CURRENT LEASES

        TENANT                                                 DESCRIPTION
- ----------------------  __________________________________________________________________________________________
Standard Register       $185.83 per month through 5/94, increasing to $216.83 on 6/94, and $247.80 on 6/95 through expiration of 5/96.

Union Tank Car          $62.75 per month until expiration of 12/93.